Exhibit 99.1

CONTACT:
Travis Jacobsen - Media Relations 972.797.8751 travis.jacobsen@eds.com	Lori Happe - Investor Relations 972.605. 8933 lori.happe@eds.com

FOR RELEASE:  3:05 PM CENTRAL, WEDNESDAY, FEBRUARY 7, 2007

EDS Reports Fourth Quarter and Full-Year 2006 Results

  Fourth quarter adjusted EPS of 47 cents, up 124%; full-year adjusted EPS of $0.99
  Fourth quarter revenues of $5.7 billion, up 11%; organic revenue growth of 7%; $21.3 billion for full year
  Free Cash Flow of $392 million; $887 million for full year
  Contract signings of $7.6 billion, up 43%; $26.5 billion for full year

PLANO, Texas - EDS today reported fourth quarter 2006 adjusted net income of $254 million, or 47 cents per share, versus fourth quarter 2005 adjusted net income of $111 million, or 21 cents per share.  See "GAAP Reconciliation" below for reported net income and earnings per share for fourth quarter 2006.

EDS posted fourth quarter revenues of $5.7 billion, an increase of 11 percent, or 7 percent on an organic basis (which excludes the impact of currency fluctuations, acquisitions and divestitures), from $5.15 billion in the year-ago quarter(1).

"On balance, this was the strongest quarter EDS has had since I joined the company in 2003," said Mike Jordan, EDS chairman and chief executive officer. "We nearly doubled our earnings while posting solid revenue growth, free cash flow and contract signings.  At the same time, we continued to invest in our global delivery network and capabilities.  The past four years have been all about setting a foundation to win and grow profitably in the future. We met those objectives in 2006."

"This quarter's strong performance was driven by contract execution, relentless focus on productivity and revenue growth," said Ron Rittenmeyer, EDS president and chief operating officer.  "These items provided good margin improvement, which contributed to a solid cash flow performance, creating a strong foundation as we head into 2007."

EDS signed $7.6 billion in contracts in the fourth quarter of 2006 versus $5.3 billion in the year-ago quarter.  Significant signings in the fourth quarter included contracts with Fondiaria-Sai Insurance Group, Vodafone, Fonterra, the U.S. Department of Veterans Affairs, MERSCORP, and the UK Ministry of Defence.

Fourth quarter 2006 operating margin was 6.8 percent on an adjusted basis versus 4.4 percent in the year-ago quarter (see GAAP Reconciliation below).

Free cash flow was $392 million in the fourth quarter versus $143 million for the year-ago period.  (See discussion of free cash flow under "Non-GAAP Financial Measures" below.)

"During the year, EDS continued to strengthen its balance sheet while investing in the business and returning capital to shareholders," said Ron Vargo, EDS chief financial officer. "In 2007, we expect to utilize our solid financial position to drive greater future value by expanding in key industry segments and building on our capabilities."

GAAP Reconciliation

Reported fourth quarter 2006 net income was $217 million, or 40 cents per share, in accordance with Generally Accepted Accounting Principles (GAAP), versus net income of $112 million, or 21 cents per share, in the prior year's fourth quarter.  Fourth quarter 2006 adjusted net income excludes net after-tax losses associated with discontinued operations of $10 million and pre-tax items as follows: a reversal of previously recognized restructuring expenses of $2 million and a loss on divestiture of $23 million.  Fourth quarter 2005 adjusted net income excludes net after-tax losses associated with discontinued operations of $14 million and pre-tax items as follows: a reversal of previously recognized restructuring expenses of $10 million and gains on divestiture of $9 million.  (A statement reconciling GAAP and adjusted results follows this release.)

Fourth Quarter Results by Segment

  Americas: Fourth quarter revenue was $2.58 billion, up 6 percent compared to the prior-year period.  Operating profit was $506 million, up 20 percent from $421 million in the prior-year period.
  EMEA: Fourth quarter revenue was $1.71 billion, up 6 percent compared to the prior-year period, and up 10 percent on an organic basis (excludes impact of Global Field Services divestiture). Operating profit (excluding loss from Global Field Services divestiture) was $310 million, up 24 percent from $251 million in the prior-year period, due to improved contract execution.
  Asia-Pacific: Fourth quarter revenue was $410 million, up 19 percent compared to the prior-year period primarily due to MphasiS revenues. Operating profit was $52 million, up 176 percent from $19 million in the prior-year period.

  U.S. Government: Fourth quarter revenue was $825 million, up 10 percent compared to the prior-year period.  Operating profit was $191 million, up 58 percent from $121 million in the prior-year period. Revenue and operating profit increases were driven in large part by the improved performance of the Navy Marine Corps Intranet contract.

All segment comparisons are at constant currency and exclude the impact of expensing stock options and performance-based restricted stock units.

Full-Year 2006 Results

For full-year 2006, EDS posted earnings of $470 million, or 89 cents per share, versus earnings the prior year of $150 million, or 28 cents per share.

EDS' 2006 adjusted net income was $522 million, or $0.99 per share, which excludes net after-tax losses associated with discontinued operations of $29 million and pre-tax items as follows: a reversal of previously recognized restructuring expenses of $7 million and net losses on divestitures of $22 million.  This compares to EDS' adjusted net income of $219 million, or 42 cents per share, in 2005, which excluded net after-tax losses associated with discontinued operations of $136 million and pre-tax items as follows: a reversal of previously recognized restructuring expenses of $32 million, net gains on divestitures of $94 million, and shareholder litigation reserve of $24 million.

Full-year 2006 free cash flow was $887 million, versus $619 million for full-year 2005.

Full-year 2006 total revenue reached $21.3 billion, compared to 2005 total revenue of $19.8 billion.

Full-year 2006 total contract value (TCV) was $26.5 billion, up 32 percent from $20.1 billion the prior year. EDS' total contract value for the year was the company's highest total since 2001. New logos accounted for $4.2 billion of total contract value, an increase of nearly 70 percent from 2005.

2007 Guidance

EDS' 2007 full-year guidance for revenue, adjusted EPS and free cash flow is as follows:

•         Revenue of $22.0 billion to $22.5 billion

•         Adjusted EPS of $1.60, which excludes the impact of reversals of previously recognized restructuring expenses, discontinued
  operations, and gains and losses on divestitures

•         Free Cash Flow of $1.0 billion to $1.1 billion

For the first quarter of 2007, EDS currently expects:

•         Revenue of $5.1 billion to $5.3 billion

•         Adjusted EPS of $0.17 to $0.22 (see discussion of Adjusted EPS under Non-GAAP Financial Measures below)

Conference Call

EDS' securities analyst conference call will be broadcast live on the Internet today at 4:00 p.m. Central time (5:00 p.m. Eastern).  To access the call and view related financial information, go to www.eds.com/call.  The call and financial information will be archived for 30 days at www.eds.com/call.

EDS expects to provide additional information for 2007 in conjunction with its Securities Analyst Meeting in New York on Tuesday, February 20, 2007.

About EDS

EDS (NYSE: EDS) is a leading global technology services company delivering business solutions to its clients.  EDS founded the information technology outsourcing industry more than 40 years ago.  Today, EDS delivers a broad portfolio of information technology and business process outsourcing services to clients in the manufacturing, financial services, healthcare, communications, energy, transportation, and consumer and retail industries and to governments around the world.  Learn more at eds.com.

(1)Excludes discontinued operations for all periods presented.

Statements in this press release that are not historical statements, including statements regarding forecasted revenue, EPS, free cash flow, and TCV, are forward-looking statements within the meaning of the Federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These include, but are not limited to, the performance of current and future client contracts in accordance with our cost, revenue and cash flow estimates, including our ability to achieve any operational efficiencies in our estimates; for contracts with U.S. Federal government clients, including our NMCI contract, the government's ability to cancel the contract or impose additional terms and conditions due to changes in government funding, deployment schedules, military action or otherwise; our ability to access the capital markets, including our ability to obtain capital leases, surety bonds and letters of credit; the impact of rating agency actions on our ability to access capital and our cost of capital; the impact of third-party benchmarking provisions in certain client contracts; the impact on a historical and prospective basis of accounting rules and pronouncements; the impact of claims, litigation and governmental investigations; the success of our multi-year plan and cost-cutting initiatives and the timing and amount of any resulting benefits; the impact of acquisitions and divestitures; a reduction in the carrying value of our assets; the impact of a bankruptcy or financial difficulty of a significant client on the financial and other terms of our agreements with that client; with respect to the funding of pension plan obligations, the performance of our investments relative to our assumed rate of return; changes in tax laws and interpretations and failure to obtain treaty relief from double taxation; failure to obtain or protect intellectual property rights; fluctuations in foreign currency, exchange rates and interest rates; the impact of competition on pricing, revenues and margins; and the degree to which third parties continue to outsource IT and business processes.  We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to GAAP results, EDS discloses the non-GAAP measures of adjusted net income, adjusted earnings per share (EPS), and free cash flow.

Adjusted net income and adjusted earnings per share exclude the impact of certain special amounts, specifically earnings/losses from discontinued operations net of taxes, gains and losses from divestitures, reversals of previously recognized restructuring expense and other identified items that management believes are not reflective of EDS' core operating business.  Such amounts may have a material impact on EDS' net income and earnings per share. Refer to the Reconciliation of GAAP Results to Adjusted Results below for a reconciliation of GAAP results to adjusted results for the three and twelve months ended December 31, 2006 and 2005.

EDS defines free cash flow as net cash provided by operating activities, less capital expenditures. Capital expenditures is the sum of (i) net cash used in investing activities, excluding proceeds from sales of marketable securities, proceeds related to divested assets and non-marketable equity investments, payments for acquisitions, net of cash acquired, and non-marketable equity investments, and payments for purchases of marketable securities, and (ii) payments on capital leases. Free cash flow excludes items that are actual expenses that impact cash available to EDS for other uses and should not be considered a measure of liquidity or an alternative to the cash flow measurements required by GAAP, such as net cash provided by operating activities or net increase/decrease in cash and cash equivalents.  Refer to the Reconciliation of Free Cash Flow to Net Change in Cash and Cash Equivalents below for a reconciliation of free cash flow to the net decrease in cash and cash equivalents for the twelve months ended December 31, 2006 and 2005.

Management considers these non-GAAP measures an important measure of EDS' performance.  Management uses these measures to evaluate EDS' core operating performance period over period, analyze underlying trends in EDS' business and establish operational goals and forecasts.

EDS may not define adjusted net income, adjusted earnings per share or free cash flow in the same manner as other companies and, accordingly, the amounts reported by EDS for such measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP measures are a supplement to, and not a replacement for, GAAP financial measures. To gain a complete picture of EDS' performance, management does (and investors should) rely on EDS' GAAP financial statements.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF RESULTS OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenues(1)	$5,704	$5,146	$21,268	$19,757

Costs and expenses
Cost of revenues	4,836	4,454	18,579	17,509
Selling, general and administrative	479	465	1,858	1,824
Other operating income	21	(17)	15	(118)
Total costs and expenses, net	5,336	4,902	20,452	19,215

Operating income	368	244	816	542

Interest expense	(58)	(57)	(239)	(241)
Interest income and other, net	45	28	179	138
Other expense, net	(13)	(29)	(60)	(103)

Income from continuing operations before income taxes	355	215	756	439

Provision for income taxes	128	89	257	153
Income from continuing operations	227	126	499	286
Loss from discontinued operations, net of income taxes(2)	(10)	(14)	(29)	(136)
Net income	$217	$112	$470	$150

Basic earnings per share of common stock
Income from continuing operations	$0.44	$0.24	$0.96	$0.55
Loss from discontinued operations	(0.02)	(0.03)	(0.05)	(0.26)
Net income	$0.42	$0.21	$0.91	$0.29

Diluted earnings per share of common stock
Income from continuing operations	$0.42	$0.24	$0.94	$0.54
Loss from discontinued operations	(0.02)	(0.03)	(0.05)	(0.26)
Net income	$0.40	$0.21	$0.89	$0.28

Cash dividends per share	$0.05	$0.05	$0.20	$0.20

Refer to the following page for accompanying notes to the summary of results of operations.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO THE SUMMARY OF RESULTS OF OPERATIONS

1.

The Company provides end-to-end IT infrastructure on a seat management basis to the Department of Navy (the "DoN"), which includes the U.S. Navy and Marine Corps. On March 24, 2006, the Company entered into a contract modification with the DoN pursuant to which the DoN exercised its option to extend this contract by three years through September 2010, and the contract was amended to, among other things, incorporate additional pricing and incentive payment terms and conditions, extend the refresh period for a majority of desktop seats, establish the purchase price and valuation methodology for equipment and related infrastructure payable in the event of the DoN's election to purchase such equipment at contract termination, and increase certain minimum purchase requirements for program years 2006 through 2010. In addition, the DoN agreed to pay EDS $100 million in cash (which amount was received in the second quarter of 2006) and the parties entered into a mutual release of claims related to the contract. As a result of the contract modification, the Company recorded product revenue for dedicated equipment of approximately $128 million in the first quarter of 2006. As a result of the activity on the contract during the first quarter of 2006, including the product revenue resulting from the contract modification, the Company recognized net non-recurring income of $0.03 per share. As part of the March 24, 2006, contract modification, it was agreed that the Company is eligible to be compensated for certain communications costs when required to supplement the Government communications network. As a result of the agreement, the Company received orders in the amount of $40 million from the DoN related to the fourth quarter of 2005 through the third quarter of 2006. This amount is included in revenues in our summary of results of operations for the year ended December 31, 2006. In addition, as part of the March 24, 2006, contract modification, it was agreed that we would be eligible for a $10 million one-time payment related to the progress of certain program milestones. During the third quarter of 2006, we received an order for this amount which is included in revenues in our summary of results of operations for the year ended December 31, 2006.

2.

Discontinued operations is comprised primarily of the net results of A.T. Kearney which was sold in January 2006 and is classified as "held for sale" at December 31, 2005. Discontinued operations also includes the net results of the maintenance, repair and operations (MRO) management services business which was transferred by A.T. Kearney to the Company prior to the divestiture.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$2,972	$1,899
Marketable securities	45	1,321
Accounts receivable, net	3,647	3,311
Prepaids and other	866	848
Deferred income taxes	727	778
Assets held for sale	-	345
Total current assets	8,257	8,502

Property and equipment, net	2,179	1,967
Deferred contract costs, net	807	638
Investments and other assets	636	684
Goodwill	4,365	3,832
Other intangible assets, net	749	640
Deferred income taxes	961	824
Total assets	$17,954	$17,087

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$677	$492
Accrued liabilities	2,689	2,430
Deferred revenue	1,669	1,329
Income taxes	72	208
Current portion of long-term debt	127	314
Liabilities held for sale	-	275
Total current liabilities	5,234	5,048

Pension benefit liability	1,404	1,173
Long-term debt, less current portion	2,965	2,939
Minority interests and other long-term liabilities	455	415
Shareholders' equity(1)	7,896	7,512
Total liabilities and shareholders' equity	$17,954	$17,087

1.

During the first quarter of 2006, the Company's Board of Directors authorized the Company to repurchase up to $1 billion of its outstanding common stock over the next 18 months in open market purchases or privately negotiated transactions. In connection with the share repurchase authorization, the Company entered into a $400 million accelerated share repurchase agreement with a financial institution pursuant to which the Company expected to repurchase approximately 15.0 million shares of its common stock at a price of $26.61 per share.  Under the final settlement of the agreement, the financial institution repurchased 15.3 million shares of common stock in the open market during the repurchase period which ended on May 31, 2006. The final amount paid under the arrangement was $26.16 per share. The Company also repurchased 10.9 million shares in the open market at a cost of $283 million during 2006.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED CASH FLOWS

(in millions)

	Years Ended
	December 31,
	2006	2005

Net cash provided by operating activities(1)	$1,933	$1,296

Cash Flows from Investing Activities
Proceeds from sales of marketable securities	2,793	1,434
Proceeds from investments and other assets	264	310
Net proceeds (payments) related to divested assets and non-marketable equity securities	(49)	160
Net proceeds from real estate sales	49	178
Payments for purchases of property and equipment	(729)	(718)
Payments for investments and other assets	(94)	(27)
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	(361)	(552)
Payments for purchases of software and other intangibles	(427)	(300)
Payments for purchases of marketable securities	(1,514)	(1,311)
Other	35	29
Net cash used in investing activities	(33)	(797)

Cash Flows from Financing Activities
Proceeds from long-term debt	-	5
Payments on long-term debt	(213)	(560)
Capital lease payments	(144)	(149)
Purchase of treasury stock	(667)	-
Employee stock transactions	285	107
Dividends paid	(104)	(105)
Other	9	21
Net cash used in financing activities	(834)	(681)
Effect of exchange rate changes on cash and cash equivalents	7	(21)
Net increase (decrease) in cash and cash equivalents	1,073	(203)
Cash and cash equivalents at beginning of period	1,899	2,102
Cash and cash equivalents at end of period	$2,972	$1,899

(1)	Depreciation and amortization and deferred cost charges were $1,337 million and $1,384 million for the years ended December 31, 2006 and 2005, respectively.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP EARNINGS TO ADJUSTED EARNINGS

(in millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net income	$217	$112	$470	$150
Adjusting items, pre-tax:
Net loss (gain) on divestitures	23	(9)	22	(94)
Reversals of previously recognized restructuring expense	(2)	(10)	(7)	(32)
Shareholder litigation reserve	-	-	-	24
Tax effect of adjusting items	6	4	8	34
Adjusting items, net of income taxes	27	(15)	23	(68)
Loss from discontinued operations, net of income taxes	10	14	29	136
Other rounding	-	-	-	1
Adjusted net income	$254	$111	$522	$219

Diluted earnings per share of common stock
Net income	$0.40	$0.21	$0.89	$0.28
Net loss (gain) on divestitures	0.05	(0.02)	0.05	(0.12)
Reversals of previously recognized restructuring expenses	-	(0.01)	(0.01)	(0.04)
Shareholder litigation reserve	-	-	-	0.03
Loss from discontinued operations	0.02	0.03	0.05	0.26
Other rounding	-	-	0.01	0.01
Adjusted net income	$0.47	$0.21	$0.99	$0.42

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF FREE CASH FLOW TO NET CHANGE IN CASH AND CASH EQUIVALENTS

(in millions)

	Years Ended
	December 31,
	2006	2005

Net cash provided by operating activities	$1,933	$1,296

Capital expenditures:
Proceeds from investments and other assets	264	310
Net proceeds from real estate sales	49	178
Payments for purchases of property and equipment	(729)	(718)
Payments for investments and other assets	(94)	(27)
Payments for purchases of software and other intangibles	(427)	(300)
Other investing activities	35	29
Capital lease payments	(144)	(149)
Total capital expenditures	(1,046)	(677)
Free cash flow	887	619

Other Investing and Financing Activities:
Proceeds from sales of marketable securities	2,793	1,434
Net proceeds (payments) related to divested assets and non-marketable equity securities	(49)	160
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	(361)	(552)
Payments for purchases of marketable securities	(1,514)	(1,311)
Proceeds from long-term debt	-	5
Payments on long-term debt	(213)	(560)
Purchase of treasury stock	(667)	-
Employee stock transactions	285	107
Dividends paid	(104)	(105)
Other financing activities	9	21
Effect of exchange rate changes on cash and cash equivalents	7	(21)
Net decrease in cash and cash equivalents	$1,073	$(203)